For the year ended July 31, 1995                                    Exhibit 77C
File Number 811-5168

A special meeting of shareholders of PaineWebber/Kidder, Peabody California Tax Exempt Money Fund ("Fund") was held on April 13, 1995. At the meeting the following agreements were approved for the Fund:

The votes were as follows:

1) An interim investment advisory agreement between the Fund and Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins") containing substantially the same terms, conditions and fees as the previous investment advisory agreement with Kidder Peabody Asset Management, Inc. ("KPAM").

The votes were as follows:

  Shares        Shares             Shares
Voted For    Voted Against   Withhold Authority
----------   -------------   ------------------
77,081,043      599,102          1,530,404

2) A new investment advisory and administration agreement with PaineWebber containing substantially the same fees and substantially similar material terms and conditions as the previous investment advisory agreement with KPAM to commence on the termination of the interim agreement.

The votes were as follows:

  Shares        Shares             Shares
Voted For    Voted Against   Withhold Authority
----------   -------------   ------------------
77,890,882      658,381          1,661,287

3) A new sub-advisory and sub-administration agreement between PaineWebber and Mitchell Hutchins to commence on the termination of the interim agreement for the Fund.

The votes were as follows:

  Shares        Shares             Shares
Voted For    Voted Against   Withhold Authority
----------   -------------   ------------------
77,420,422      866,938          1,923,191